Exhibit 10.7
Swisher Hygiene
Vehicle Lease Financing Proposal
August, 2011
Under the Lease and Fleet Management Services Agreement(s) between Swisher Hygiene, Inc. and it Subsidiaries (collectively, the “Master Lease Agreements”) and Automotive Rentals, Inc. (“ARI”), ARI agrees to provide Swisher Hygiene, Inc. and its subsidiaries an additional line of credit of $25,000,000 for vehicle lease funding needs and fleet management programs (maintenance management and fuel purchasing) under the following terms:
•	Cars and Light Duty Trucks (standard cargo vans, pick-up trucks, SUV’s, cars)
•	Approved maximum lease terms: 50 months
•	Sprinter Vans and Medium Duty Trucks
•	Approved maximum lease terms: 60 months
•	Buyout of Choice Environmental Fleet
•	ARI is willing to execute a sale-leaseback at a percentage of market value as published in recent fleet audit reports. Rate to be determined, if required, and is based upon expected useful life, lease term, and vehicle types.
•	Choice Environmental Fleet
•	ARI’s primary interest is in providing fleet management services (licensing and compliance, maintenance management, etc.).
•	Credit facility required for these programs is applied to total capacity of $25,000,000.
ARI’s extension of this line of credit is based upon the current financial condition of Swisher Hygiene, Inc. as stated in Swisher Hygiene’s most recently filed quarterly and audited annual financial statements and its continued compliance with the terms of the Master Lease Agreements.

SWISHER HYGIENE, INC.
By:	/s/ Thomas Aucamp
Title:	EVP
Witness:	/s/ Peggy W. Matte
Date:	8/12/11

AUTOMOTIVE RENTALS, INC.
By:	/s/ Daniel Willard
Title:	Director Financial Services
Witness:
Date:	8/12/11